Exhibit No. EX-99.g.1.ii

DIMENSIONAL INVESTMENT GROUP INC.

CUSTODIAN AGREEMENT

ADDENDUM NUMBER TWO

THIS AGREEMENT is made as of the 13th day of September, 1999 by and between DIMENSIONAL INVESTMENT GROUP INC., formerly known as the “DFA U.S. Large Cap Portfolio, Inc.,” a Maryland corporation (the “Fund”), and PFPC TRUST COMPANY (“PFPC Trust”).

W I T N E S S E T H:

WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, and its shares are registered under the Securities Act of 1933, as amended; and

WHEREAS, the Fund has retained PFPC Trust to provide certain custodian services pursuant to a Custodian Agreement dated July 12, 1991, as amended (the “Agreement”) which as of the date hereof, is in full force and effect; and

WHEREAS, PFPC Trust presently provides such services to the existing portfolios of the Fund and has agreed to provide such services to two (2) new portfolios of the Fund, designated as Tax-Managed U.S. Marketwide Value Portfolio XI, and U.S. Large Company Institutional Index Portfolio which are listed on Schedule A, attached hereto; and

WHEREAS, Paragraph 1 of the Agreement provides that PFPC Trust shall provide such services to any portfolio organized by the Fund after the date of the Agreement as agreed to in writing by PFPC Trust and the Fund;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:

1. The Agreement is hereby amended to provide that all those portfolios set forth on “Schedule A, Amended and Restated September 13, 1999,” which is attached hereto, shall be “Portfolios” under the Agreement.

2. The fee schedules of PFPC Trust applicable to the Portfolios shall be as agreed in writing from time to time.

3. In all other respects, the Agreement shall remain unchanged and in full force and effect.

4. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum Number Two to the Agreement to be executed by their duly authorized officers designated below on the day and year first above written.

DIMENSIONAL INVESTMENT GROUP INC.

By:	/s/ Catherine L. Newell

Catherine L. Newell Vice President

PFPC TRUST COMPANY

By:	/s/ Joseph Gramlich

Joseph Gramlich Senior Vice President

Amended and Restated

September 13, 1999

SCHEDULE A

SERIES OF

DIMENSIONAL INVESTMENT GROUP INC.

DFA 6-10 Institutional Portfolio (4/93)

U.S. Large Cap Value Portfolio II (7/94)

U.S. 6-10 Value Portfolio II (7/94)

The DFA International Value Portfolio (12/93)

DFA International Value Portfolio II (7/94)

DFA International Value Portfolio III (12/94)

U.S. Large Cap Value Portfolio III (12/94)

RWB/DFA U.S. High Book to Market Portfolio (3/96)

RWB/DFA Two-Year Corporate Fixed Income Portfolio (3/96)

RWB/DFA Two-Year Government Portfolio (3/96)

Emerging Markets Portfolio II (8/97)

DFA International Value Portfolio IV (8/97)

Tax-Managed U.S. Marketwide Value Portfolio II (12/98)

Tax-Managed U.S. Marketwide Value Portfolio XI (9/99)

U.S. Large Company Institutional Index Portfolio (9/99)

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